Exhibit 99.3

FOR IMMEDIATE RELEASE

Digital Video, Advanced IP Services Demonstrations
On Tap at Terayon Booth at Cable-Tec Expo

San Antonio – June 13, 2005 – Terayon Communication Systems, Inc. (NASDAQ: TERN), a leading provider of digital video networking applications and home access solutions, is showcasing capabilities and products designed to increase cable operators’ revenue and network efficiency at the Society of Cable Telecommunications Engineers (SCTE) Cable-Tec Expo, June 15-17, in booth #1239 at the Henry B. Gonzalez Convention Center.

     “The evolution to all-digital and the industry’s continuing commitment to add new, advanced broadband services present both challenges and opportunities to cable system operators,” said Jerry Chase, CEO of Terayon. “Our focus has been on creating products that enhance our customers’ competitive positions by offering a simple and fast road to revenue-generating IP video and data services.”

     Terayon’s latest products are on display and are powering the following demonstrations that highlight their unique capabilities and the applications and services they enable.

Local Ad Insertion

     New advertising revenue can be generated and equipment costs consolidated using the Terayon DM 6400 Network CherryPicker® for the accurate and reliable placement of local, targeted advertisements directly into SD and HD programming.

Localized Channel Branding and Graphical Advertising

     The Terayon BP 5100 and its patent-pending Digital Motion

Graphics Overlay (DMGO) technology allow operators to pursue new and incremental advertising and branding opportunities. DMGO enables the insertion of localized high-quality, real-time static and full-motion graphic and video overlays directly into SD and HD digital programming without decoding and re-encoding the underlying content. This streamlined approach reduces the amount of costly equipment required and preserves picture quality as decoding and re-encoding steps are eliminated.

Analog-Digital Simulcast

     Terayon’s end-to-end Analog-Digital Simulcast (ADS) solution can eliminate the expense and complexity of dual analog and digital headend and transmission systems. ADS is comprised of the DM 6400, which delivers distributed digital video networking and ad insertion over both ASI and IP networks, and the CP 7600G multichannel integrated decoder for high-quality decoding of incoming digital video carried over ASI or IP transport at the edge into analog signals for modulation and transmission to analog subscribers.

IP Video Networking/IPTV

     Deployment of standards-based MPEG-2 video-over-IP networking today is supported by the DM 6400 Network CherryPicker and CP 7600G edge decoder platforms, setting the stage for operators to capitalize on the significant gains in network efficiency promised by next generation codecs, including H.264/AVC and VC-1. Through field software upgrades to Terayon’s current generation hardware platforms available later this year, operators can migrate and upgrade such critical services and applications as grooming, remultiplexing, local ad insertion and local digital channel branding to content encoded with AVC and VC-1, without ‘forklift’ upgrades or expensive hardware swap-outs.

VoIP Cable Telephony

     Complementing the digital video demonstrations will be the debut of Terayon’s TJ 900 family of eMTAs, the PacketCable™ certified TJ 945 and the TJ 955, with battery backup. Both have been designed for the cost-effective delivery of Voice over Internet Protocol (VoIP) telephony and high speed Internet access.

               About Terayon

     Terayon Communication Systems, Inc. (NASDAQ: TERN) provides digital video networking applications and home access solutions that enable the delivery of advanced digital video, voice and data services. Service providers worldwide have deployed more than 5,000 of Terayon’s digital video systems to brand their programming, insert millions of digital ads, offer HDTV and other digital video services. More than five million Terayon cable modems and other home access solutions have been deployed by cable operators globally to provide broadband Internet access and VoIP telephony. Terayon maintains its headquarters in Santa Clara, California; has sales and support offices worldwide and is on the web at www.terayon.com

# # #

Press Contacts:	Investor Contact:
Rebecca West	Eileen Morcos
(415) 402-0230	(408) 235-5544
rebecca@atomicpr.com	eileen.morcos@terayon.com

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including the performance and capabilities of Terayon’s digital motion graphics overlay (DMGO) technology, the BP 5100 broadcast platform, as well as the other risks and uncertainties detailed from time to time in Terayon’s filings with the SEC, including the 10-K for the year ended Dec. 31, 2004 and the 10-Q for the quarter ended March 31, 2005.

Note: Terayon, CherryPicker and the Terayon logo are trademarks of Terayon Communication Systems, Inc. and may be registered in the United States and other countries. All other trademarks are the property of their respective owners.